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                               February 27  1997

Gabelli Global Series Funds, Inc.
One Corporate Center
Rye, New York 10580

Ladies and Gentlemen:

        We have acted as special Maryland counsel to Gabelli Global Series Funds, Inc., a Maryland corporation (the "Company"), in connection with the filing by the Company of a Rule 24f-2 Notice, as such term is defined in the Investment Company Act of 1940, as amended, dated of even date with this letter. We have prepared this opinion letter as attorneys admitted to practice law in the State of Maryland, and we express no opinion regarding the laws of any jurisdiction other than the State of Maryland.

        In our capacity as special Maryland counsel to the Company and for the purpose of rendering the opinions expressed herein, we have examined originals or copies of the following documents:

        1. The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation ("SDAT") on July 16, 1993, the Articles of Amendment of the Company filed with SDAT on October 1, 1993 and the Articles Supplementary of the Company filed with SDAT on January 5, 1994;

        2. A Certificate of the Assistant Corporate Secretary of the Company dated as of February 27, 1997 and the exhibits thereto, which exhibits include, among other things, the By-Laws of the Company and copies of certain resolutions adopted by the Board of Directors of the Company; and

        3. A Certificate of the Assistant Treasurer of the Company dated as of February 27, 1997 certifying, among other things, that the Company issued certain shares of its capital stock during the period beginning January 1, 1996 and ended December 31, 1996 against payment therefor in accordance with the Charter and By-Laws of the Company and certain resolutions of the Board of Directors of the Company authorizing their issuance.

        In rendering the opinions expressed in this letter, we have assumed that all of the documents submitted to us as originals are authentic, all of the documents submitted as certified or photostatic copies conform to the original documents, all of the signatures on all of the documents submitted to us for examination are genuine, all natural persons who executed any of the documents or certificates that we have reviewed or relied upon had legal capacity at the time of such execution, and all public records reviewed by us are accurate and complete. Moreover, in rendering the opinions expressed within this letter, we relied as to certain

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Gabelli Global Series Funds, Inc.
February 27, 1997
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factual matters upon the Certificate of the Assistant Corporate Secretary of the
Company and the Certificate of the Assistant Treasurer of the Company and made no independent investigation or inquiry regarding the matters set forth therein.

        Based upon the foregoing, and subject to the foregoing assumptions, it is our opinion that: (1) all of the 3,059,110 shares of the capital stock of the Company, designated as "The Gabelli Global Telecommunications Fund Stock," par value $.001 per share, which are being reported by the Company on the accompanying Rule 24f-2 Notice as having been issued by the Company during the period January 1, 1996 through December 31, 1996 and which are being registered by the Company under Rule 24f-2 pursuant to the accompanying Rule 24f-2 Notice, were legally issued, and are fully paid and non-assessable; (ii) all of the 1,263,227 shares of the capital stock of the Company, designated as "The Gabelli Global Interactive Couch Potato Fund Stock," par value $.001 per share, which are being reported by the Company on the accompanying Rule 24f-2 Notice as having been issued by the Company during the period January 1, 1996 through December 31, 1996 and which are being registered by the Company under Rule 24f-2 pursuant to the accompanying Rule 24f-2 Notice, were legally issued, and are fully paid and non-assessable; and (iii) all of the 344,423 shares of the capital stock of the Company, designated as "The Gabelli Global Convertible Securities Fund Stock," par value $.001 per share, which are being reported by the Company on the accompanying Rule 24f-2 Notice as having been issued by the Company during the period January 1, 1996 through December 31, 1996 and which are being registered by the Company under Rule 24f-2 pursuant to the accompanying Rule 24f-2 Notice, were legally issued, and are fully paid and non-assessable.

        The opinions expressed in this letter are based on the laws of the State of Maryland in effect on the date hereof. The opinions expressed herein are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished by us to you solely for your benefit and may not be relied upon or otherwise referred to by any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Company's Rule 24f-2 Notice pursuant to the Investment Company Act of 1940.

                                        Very truly yours,

                                        Miles & Stockbridge,
                                        a Professional Corporation

                                        By  /s/ JOHN B. FRISCH
                                            -------------------
                                            John B. Frisch
                                            Principal